Exhibit 10.17

ARTHUR J. GALLAGHER & CO.

SEVERANCE PLAN

(effective September 15, 1997,

as amended and restated effective January 1, 2009)

ARTHUR J. GALLAGHER & CO. (ILLINOIS) previously adopted the ARTHUR J. GALLAGHER & CO. SEVERANCE PLAN (hereinafter the “Plan”), effective September 15, 1997 for the benefit of eligible employees of the Employer. The Plan is hereby amended and restated, effective January 1, 2009. For purposes of this Plan, “Employer” means Arthur J. Gallagher & Co. (the “Company”), each United States affiliate of the Company, and each wholly-owned United States subsidiary of the Company which adopts this Plan with the written consent of the President of the Company.

The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) and a severance pay plan within the meaning of United States Department of Labor regulations section 2510.3-2(b). The Plan supersedes any prior Employer severance plans, programs or policies covering eligible employees, both formal and informal.

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to provide an “eligible employee” (as hereinafter defined) with severance pay for a specified period of time in the event that his/her employment is involuntarily terminated by the Employer for lack of work, rearrangement of work, or reduction in workforce, as determined in the sole discretion of the Company’s Vice President & Chief Human Resources Officer. As used herein, the term “Vice President & Chief Human Resources Officer” shall include any person serving as the officer of the Company principally responsible for the Company’s human resource or personnel functions.

2.	ELIGIBLE EMPLOYEES

“Eligible employee” means a person in an employee-employer relationship with the Employer who is classified by the Employer as either a regular full-time employee or a regular part-time employee, but excluding (i) any employee covered by an agreement with the Employer which provides for the payment of severance or salary continuation (whether such terms are used or not in such agreement) in the event of the termination of the employment of the employee, (ii) any independent contractor, (iii) any consultant, (iv) any person performing services for the Employer under an independent contractor or consultant agreement, purchase order, supplier agreement or any other form of agreement which the Employer enters into for services, (iv) any “leased employee” as defined in Section 414(n) of the Internal Revenue Code, (vi) any contract employee, temporary employee, or  any employee classified by the

Employer other than as a regular full-time employee or regular part-time employee, or (vii) any employee covered by a collective bargaining agreement unless such collective bargaining agreement provides for their coverage under the Plan. For all purposes of the Plan, “regular part-time employee” means an employee regularly scheduled to work less than thirty (30) hours per week.

3.	CONDITIONS OF INELIGIBILITY

An otherwise eligible employee shall not be eligible for severance pay under the Plan if:

(a)	an eligible employee ceases to be an eligible employee as defined in the Plan;

(b)	the eligible employee’s employment with the Employer terminates by reason of death, conduct leading to immediate termination or discharge for good reason, as determined in the sole discretion of the Company’s Vice President & Chief Human Resources Officer;

(c)	the eligible employee’s employment with the Employer terminates due to retirement, resignation, job abandonment, or failure to complete three (3) months of employment;

(d)	employment with the Employer is involuntarily terminated after the eligible employee refuses a position at the same Employer location at which the eligible employee is then employed or some other location of the Company or any other Employer provided that such position (i) is located within fifty (50) miles from the Employer location at which the eligible employee is then employed and (ii) pays similar base pay (i.e., the current base pay level or a greater base pay level or within ten percent (10%) of the current base pay level if the eligible employee is changed to a lesser base pay level);

(e)	the eligible employee is employed in an Employer operation, facility, business segment or part thereof which is sold, leased or otherwise transferred. In each such situation, a severance arrangement, if any, may be provided in the sole discretion of the Vice President & Chief Human Resources Officer of the Company;

(f)	the eligible employee is entitled to a benefit from a disability benefit plan sponsored by the Company;

(g)	the eligible employee remains on an authorized leave of absence, provided however, that an eligible employee who returns from an authorized leave of absence of three (3) months or less and who cannot be placed in employment with the Employer shall be eligible for severance pay under the Plan;

(h)	the eligible employee leaves employment with the Employer prior to the date authorized by the Employer;

(i)	the eligible employee’s employment with the Employer is terminated under the terms of any form of group reorganization/restructuring benefit plan or program sponsored by the Employer; or

(j)	the Plan is terminated.

The foregoing list of conditions is intended to be illustrative and may not be all inclusive; the Plan Administrator will determine in the Plan Administrator’s sole discretion whether an eligible employee is eligible for severance pay under the Plan.

4.	SEVERANCE PAY

In exchange for providing the Company with a valid Waiver and General Release Agreement, an employee who is eligible for severance pay under the Plan will receive severance pay in accordance with the following table; provided that in no event shall the amount of severance pay payable to any employee exceed 52 weeks of pay:

Eligible Employee’s Complete Years of Service	Weeks of Severance Pay
At least three (3) months, but less than three (3) years	Two (2) weeks of pay
At least three (3) years, but less than five (5) years	One (1) week of pay for each year of service
At least five (5) years, but less than ten (10) years	One and one-half (1 1/2) weeks of pay for each year of service
Ten (10) or more years	Two (2) weeks of pay for each year of service

An eligible employee’s “years of service” for all purposes of the Plan shall be determined from the eligible employee’s last date of hire, including the date of hire of the employee by a previous employer that was acquired by the Company, in either case as determined in accordance with the Employer’s personnel records, and equal to the number of whole years of service between such date and the date of the employee’s termination of employment.

For all purposes of the Plan, (i) a “week of pay” for a regular full-time or regular part-time salaried eligible employee shall be determined by using his/her regular base salary compensation rate on his/her date of termination of employment with the Employer, and (ii) a “week of pay” for a regular full-time or regular part-time hourly paid eligible employee shall be determined by using his/her hourly pay rate on his/her date of termination of employment with the Employer multiplied times his/her regularly scheduled number of work hours per week in accordance with the records of the Human Resources Department.

The Vice President & Chief Human Resources Officer of the Company may, in his/her sole discretion, in writing, enhance the amount of severance pay which an eligible employee is eligible to receive over the amount of severance pay described above and/or make available one or more forms of supplemental severance benefit.

The consideration for the voluntary Waiver and General Release Agreement shall be the severance pay (and, if applicable, any enhancement thereto and/or any supplemental severance benefit) which the eligible employee would otherwise not be eligible to receive.

5.	PAYMENT OF SEVERANCE PAY

Severance pay generally will be paid in a lump sum within 60 days after the eligible employee’s date of termination of employment; provided that the seven (7) day revocation period for a signed Waiver and General Release Agreement has passed. The Employer reserves the right in its sole discretion to pay severance pay in accordance with the Employer’s regular payroll payment schedule beginning within 60 days after the eligible employee’s date of termination of employment and payable only if the seven (7) day revocation period for a signed Waiver and General Release Agreement has passed; provided that such discretion shall not apply to any portion of severance pay that would be considered deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All legally required taxes and any sums owing to the Employer shall be deducted from Plan severance pay payments.

In the event that an eligible employee who is receiving payment of severance pay under the Plan is reemployed by an Employer, the payment of severance pay under the Plan shall cease as of the date his/her reemployment begins. Also, if an eligible employee has received his/her severance pay in one lump sum and is reemployed by an Employer during a period of time during which he/she would have been receiving severance pay if paid to him/her in installments, he/she shall be required to repay to the Employer that portion of the lump sum payment attributable to the period of time from the date his/her reemployment begins to the date he/she would have received his/her last installment payment of severance pay.

6.	WAIVER AND RELEASE AGREEMENT

In order to receive the severance pay (and, if applicable, any enhancement to severance pay and/or any supplemental severance benefit) available under the Plan, an eligible employee must submit a signed Waiver and General Release Agreement form to the Plan Administrator on or within forty-five (45) days of his/her date of termination of employment. The required Waiver and Release Agreement shall be substantially in the form attached hereto as Attachment I. An eligible employee may revoke his/her signed Waiver and Release Agreement within seven (7) days of his/her signing the Waiver and General Release Agreement.

Any such revocation must be made in writing and must be received by the Plan Administrator within such seven (7) day period. An eligible employee who timely revokes his/her Waiver and General Release Agreement shall not be eligible to receive any severance pay under the Plan. An eligible employee who timely submits a signed Waiver and General Release Agreement form and who does not exercise his/her right of revocation shall be eligible to receive severance pay under the Plan.

Eligible employees shall be advised to contact their personal attorney at their own expense to review the Waiver and General Release Agreement form if they so desire.

7.	PLAN ADMINISTRATION

The Company’s Vice President & Chief Human Resources Officer shall serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Plan Administrator shall have the discretionary authority to make final determinations of eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of the Plan. The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims. In no event shall an eligible employee or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.

In the event of a group termination, as determined in the sole discretion of the Plan Administrator, the Plan Administrator or its designee shall furnish affected eligible employees with such additional information as may be required by law.

8.	AMENDMENT/TERMINATION/VESTING

Eligible employees do not have any vested right to severance pay under the Plan and Arthur J. Gallagher & Co. (Illinois) reserves the right in its sole discretion to amend or terminate the Plan at any time, retroactively or otherwise, either by resolution of its Board of Directors or in a writing signed by the President or Chief Executive Officer of Arthur J. Gallagher & Co. (Illinois).

9.	NO ASSIGNMENT

Severance pay payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay to be so subjected shall not be recognized, except to the extent required by law.

10.	CONFIDENTIAL INFORMATION

Eligible employees may have access to trade secrets and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to the business of the Employer. Confidential Information includes without limitation, trade secrets, financial results and other information relating to the Employer’s practices in human resources, personnel, including salary programs, accounting, marketing, advertising, promotion, selling and distributing, price lists, customer lists, and research. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Employer, eligible employees with such access acknowledge that (i) they will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for their own benefit or the benefit of others, (ii) payment of severance pay under the Plan shall cease if an eligible employee discloses or improperly uses such Confidential Information, and (iii) retention of severance pay under the Plan is conditioned upon the eligible employee not disclosing or improperly using such Confidential Information.

11.	RECOVERY OF PAYMENTS MADE BY MISTAKE

An eligible employee shall be required to return to the Employer any severance pay payment, or portion thereof, made by a mistake of fact or law.

12.	REPRESENTATIONS CONTRARY TO THE PLAN

No employee, officer, or director of the Company or any other Employer has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, the Company, or any other Employer.

13.	NO EMPLOYMENT RIGHTS

The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Employer and nothing in the Plan shall restrict the right of the Employer to terminate the employment of any eligible employee or other person at any time.

14.	PLAN FUNDING

No eligible employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company or any other Employer. Any severance pay benefits which become payable under the Plan are unfunded obligations of the Employer and shall be paid from the general assets of the Employer. No employee, officer, director or agent of the Company or any other Employer guarantees in any manner the payment of Plan severance pay.

15.	APPLICABLE LAW

The Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to State law, the internal laws of the State of Illinois shall apply.

16.	SEVERABILITY

If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

17.	PLAN YEAR

The ERISA plan year of the Plan shall be the twelve month period commencing on January 1 of each year.

18.	MANDATED PAYMENTS

The severance pay and, if applicable, any supplemental severance benefit, available under the Plan are the maximum made available by an Employer in the event of involuntary termination of employment. To the extent that a federal, State or local law may mandate an Employer to make a payment to an eligible employee because of involuntary termination of employment or in accordance with a plant closing law, the severance pay and, if applicable, any supplemental severance benefit, available under the Plan may, in the sole discretion of the Plan Administrator, be reduced by the amount of such mandated payment.

19.	MISCELLANEOUS PROVISIONS

All Employer property (including, but not limited to, computers and computer related equipment, Confidential Information, keys, credit cards, documents and records, identification cards, equipment, car/mobile telephones, parking stickers, and Company cars) must be returned by an eligible employee as of his/her date of termination of employment with the Employer in order for such eligible employee to commence receiving severance pay under the Plan.

All pay and other benefits (except Plan severance pay) payable to an eligible employee as of his/her date of termination of employment with the Employer according to the established policies, plans, and procedures of the Employer shall be paid in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation or conversion rights which an eligible employee has as of his/her date of termination of employment with the Employer according to the established policies, plans, and procedures of the Employer shall be made available to him/her.

20.	SECTION 409A

The payments pursuant to this Plan are intended to be exempt from Section 409A of the Code, to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purpose each payment under the Plan shall be considered a separate payment. All references in the Plan to an employee’s “termination of employment” shall be deemed to refer to such employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in the Plan, if an employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of the employee’s separation from service, then to the extent any amount payable under this Plan (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the employee’s separation from service and (iii) under the terms of the Plan would be payable prior to the six-month anniversary of the employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the employee’s death.

IN WITNESS WHEREOF, this Severance Plan (effective September 15, 1997, as amended and restated effective January 1, 2009) has been executed the 31st day of December, 2008.

ARTHUR J. GALLAGHER & CO. (ILLINOIS)

By	/s/ J. Patrick Gallagher
J. Patrick Gallagher, Jr.
President